Exhibit 10.5(d)

AMENDMENT AGREEMENT

This Amendment Agreement (the “Amendment”), dated as of December     , 2004, is made by and between Medivation, Inc., a Delaware corporation (“Medivation”), and Joseph J. Grano, Jr. (“Mr. Grano”).

A. Mr. Grano and Medivation have entered into three Convertible Note and Warrant Purchase Agreements, Convertible Promissory Notes (the “Notes”) and Warrants (the “Warrants”), dated as of June 8, August 1 and September 1, 2004. These agreements shall be referred to collectively herein as the “Loan Documents.”

B. Pursuant to the Loan Documents, Mr. Grano extended to Medivation loans in the aggregate principal amount of Six Hundred Thousand Dollars ($600,000) (the “Loans”).

C. Medivation presently intends to enter into a reverse merger (the “Merger”) with Orion Acquisition Corp II, a Delaware corporation (“Orion”), on the terms and subject to the conditions specified in the Confidential Private Placement Memorandum dated November 30, 2004 (the “PPM”), a copy of which has been provided to Mr. Grano. As a result of the Merger, Medivation will become a wholly-owned subsidiary of Orion.

D. Immediately following completion of the Merger, Orion will issue shares of its Common Stock (the “Orion Common Stock”) to investors in a private placement financing (the “Offering”), and will agree with such investors to register the shares sold in the Offering with the Securities and Exchange Commission for reoffer and resale, all on the terms and subject to the conditions specified in the PPM.

E. The Merger and the Offering shall sometimes be referred to collectively herein as the “Transaction.”

F. Medivation and Mr. Grano mutually desire to enter into this Amendment to amend the terms of certain of the Loan Documents, and to reflect their mutual agreement on the disposition of the Loans in the Transaction.

I. All of the agreements in this Amendment are subject to, and will take effect only upon the consummation of, the Transaction.

In consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, Mr. Grano and Medivation hereby agree as follows:

1. Loans.

(a) The aggregate principal balance, plus accrued but unpaid interest, on the Loans shall be converted in the Offering into shares of Orion Common Stock at a conversion price per share equal to the per share price paid by new investors in the Offering (the “Offering Price”). As described in the PPM, the Offering Price is presently anticipated to be One Dollar Fifty Five Cents ($1.55) per share.

(b) Upon closing of the Transaction, the Warrants shall become exerciseable, automatically and without further action on the part of either Mr. Grano or Medivation, to purchase shares of Orion Common Stock at the Offering Price per share. For purposes of the termination provisions of the Warrants, the Transaction will be deemed not to constitute a “Change of Control” of Medivation, with the consequence that the Warrants will remain exercisable following completion of the Transaction in accordance with their terms, except for the change in underlying security and purchase price specified in this Section 1(b).

2. Amendment. This Amendment shall be deemed to amend each provision of the Loan Documents necessary in order to reflect the agreements of the parties set forth herein. Accept as so amended, the Loan Documents shall remain in full force and effect in accordance with their terms.

3. Effectiveness. The agreements of the parties set forth in this Amendment shall take effect automatically, without further action by either party, upon the closing of the Transaction. Should the Transaction not close, the agreements set forth in this Amendment shall be null, void and of no effect on either party or any of the Loan Documents.

4. Miscellaneous. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law. This Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly cancelled. Any term of this Amendment may be amended or waived only with the written consent of both parties hereto.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first noted above.

MEDIVATION, INC.	JOSEPH J. GRANO, JR.

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